Filed Pursuant to Rule 433 Registration Statement No. 333-262557 Dated July 28, 2022

Market Linked Securities – Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Nasdaq-100
Index® and the Russell 2000® Index due September 8, 2025
Term Sheet to Preliminary Pricing Supplement dated July 28, 2022

Issuer	The Toronto-Dominion Bank (“TD”)
Issue	Senior Debt Securities, Series E
Term	Approximately 3 years, subject to an automatic call
Reference Assets:	Dow Jones Industrial Average® (Bloomberg Ticker: INDU, “INDU”), the Nasdaq-100 Index® (Bloomberg Ticker: NDX, “NDX”) and the Russell 2000® Index (Bloomberg Ticker: RTY, “RTY”)
Pricing Date	Expected to be August 31, 2022 *
Issue Date	Expected to be September 6, 2022 *
Principal Amount	$1,000 per Security
Issue Price	$1,000 per Security except that certain investors that purchase for certain fee based advisory accounts may purchase for not less than $975.75 per Security.
Automatic Call Feature
If the Closing Level of the Lowest Performing Reference Asset on any Call Date (including the Final Valuation Date) is greater than or equal to its Initial Level, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date. See “Call Dates and Call Premiums” on page 3

Call Dates	Expected to be September 6, 2023; September 6, 2024; and August 29, 2025
Call Payment Dates	Five business days following the applicable Call Date (if the Securities are called on the last Call Date, the Call Payment will be the Maturity Date)
Payment at Maturity	See “How the Payment at Maturity is Calculated” on page 3
Maturity Date	Expected to be September 8, 2025
Initial Level	For each Reference Asset, its Closing Level on the Pricing Date
Final Level	For each Reference Asset, its Closing Level on the Final Valuation Date
Downside Threshold Level	With respect to INDU, [●], with respect to NDX, [●] and with respect to RTY, [●], in each case equal to 60.00% of its Initial Level (to be determined on the Pricing Date)
Percentage Change	With respect to any Reference Asset on any Call Date, the Percentage Change will be calculated as follows: Closing Level on such Call Date – Initial Level Initial Level
Lowest Performing Reference Asset	For any Call Date, the Reference Asset with the lowest Percentage Change as of such Call Date
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Agents	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Underwriting Discount and Commission
Up to 2.425% to Agents, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%.
We may pay a fee of up to $1.00 per security for certain Securities sold in this offering to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

CUSIP / ISIN	89114YAC5 / US89114YAC57
*We expect that delivery of the Securities will be made against payment therefor on or about the 3rd business day following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Pricing Date will be required, by virtue of the fact that each Security initially will settle in 3 business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.
Investment Description
•	Linked to the lowest performing of the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the Russell 2000® Index.
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Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities are subject to potential automatic call upon the terms described below. Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Lowest Performing Reference Asset on the relevant Call Date. The Lowest Performing Reference Asset on any Call Date is the Reference Asset that has the lowest Percentage Change on that Call Date

•
Automatic Call Feature. If the Closing Level of the Lowest Performing Reference Asset on any Call Date (including the Final Valuation Date) is greater than or equal to its Initial Level, the Securities will be automatically called, and on the related Call Payment Date you will receive the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Date	Call Premium*
September 6, 2023	At least 13.55% of the Principal Amount
September 6, 2024	At least 27.10% of the Principal Amount
August 29, 2025 (the Final Valuation Date”)	At least 40.65% of the Principal Amount
* The actual Call Premium applicable to each Call Date will be determined on the Pricing Date.
•	Payment at Maturity. If the Securities are not automatically called on any Call Date (including the Final Valuation Date), on the Maturity Date, we will pay a cash payment per Security equal to:
•	If the Final Level of the Lowest Performing Reference Asset is less than its Initial Level but greater than or equal to its Downside Threshold Level:
Principal Amount of $1,000
•	If the Final Level of the Lowest Performing Refernece Asset is less than its Downside Threshold Level:
Principal Amount + (Principal Amount × Percentage Change of the Lowest Performing Reference Asset on the Final Valuation Date)
If the Securities are not automatically called and the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level, investors will have full downside exposure to the decrease in the level of the Lowest Performing Reference Asset from its Initial Level and will lose more than 40.00%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease in the level of the Lowest Performing Reference Asset from its Initial Level to its Final Level and may lose all of the Principal Amount.
•	Investors may lose up to 100.00% of the Principal Amount.
•
Your return on the Securities will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Call Date. You will not benefit in any way form the performance of any better performing Reference Asset. Therefore, you will be adversely affected if any Reference Asset performs poorly, and such poor performance will not be offset or mitigated by positive or less negative performance by any other Reference Asset.

•	Any positive return on the Securities will be limited to the applicable Call Premium.
•	Any payments on the Securities are subject to TD’s credit risk
•	You will have no right to the stocks comprising the Reference Assets (the “Reference Asset Constituents”)
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity
Our estimated value of the Securities at the time the terms of your Securities are set on the Pricing Date is expected to be between $912.70 and $942.70 per Security. The estimated value is expected to be less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-9 of the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). The Securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Hypothetical Payout Profile
The profile to the right illustrates the potential payment on the Securities for a range of hypothetical Percentage Changes in the Closing Level of the Lowest Performing Reference Asset from the Pricing Date to the applicable Call Date (including the Final Valuation Date), assuming a Downside Threshold Level of each Reference Asset equal to 60.00% of its Initial Level. The Call Premiums shown in the profile are hypothetical and are based on the minimum specified herein for the Call Premiums.
This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called and (iii) if the Securities are not automatically called, the actual Final Level of the Lowest Performing Reference Asset. The performance of the better performing Reference Assets is not relevant to your return on the Securities. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Securities.
*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Lowest Perofmirng Reference Asset.

Hypothetical Returns
If the Securities are automatically called:
Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Payment Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,135.50	13.55%
2nd Call Date	$1,271.00	27.10%
3rd Call Date	$1,406.50	40.65%

If the Securities are not automatically called:
Hypothetical Percentage Change of the Lowest Performing Reference Asset on the Final Valuation Date	Hypothetical Payment at Maturity per Security	Hypothetical pre-tax total rate of return
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive upon an automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called; (iii) if the Securities are not automatically called, the actual Final Level of the Lowest Performing Reference Asset; and (iv) whether you hold your Securities to maturity or earlier automatic call. The performance of the better performing Reference Assets is not relevant to your return on the Securities.

TD SECURITIES (USA) LLC	2	WELLS FARGO SECURITIES, LLC

Call Dates and Call Premiums
Call Date	Call Premium	Payment per Security upon an Automatic Call
September 6, 2023	At least 13.55% of the Principal Amount	At least $1,135.50
September 6, 2024	At least 27.10% of the Principal Amount	At least $1,271.00
August 29, 2025*	At least 40.65% of the Principal Amount	At least $1,406.50
The actual Call Premium and Payment per Security upon an automatic call that is applicable to each Call Date will be determined on the Pricing Date and will be at least the minimum specified in the foregoing table. The last Call Date is the Final Valuation Date, and payment upon an automatic call on the Final Valuation Date, if applicable, will be made on the Maturity Date.
*This is also the Final Valuation Date.
How the Payment at Maturity is Calculated
If the Securities are not automatically called on any Call Date (including the Final Valuation Date), on the Maturity Date, we will pay a cash payment per Security equal to:
•	If the Final Level of the Lowest Performing Reference Asset is less than its Initial Level but greater than or equal to its Downside Threshold Level:
Principal Amount of $1,000.
•	If the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level:
Principal Amount + (Principal Amount × Percentage Change of the Lowest Performing Reference Asset on the Final Valuation Date)
If the Securities are not automatically called and the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level, investors will have full downside exposure to the decrease in the level of the Lowest Performing Reference Asset from its Initial Level and will lose more than 40.00%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease in the level of the Lowest Performing Reference Asset from its Initial Level to its Final Level and may lose all of the Principal Amount. Any positive return on the Securities will be limited to the applicable Call Premium.
Historical Performance of the Reference Assets
Dow Jones Industrial Average® (INDU)

TD SECURITIES (USA) LLC	3	WELLS FARGO SECURITIES, LLC

Nasdaq-100 Index® (NDX)
Russell 2000® Index (RTY)

* The graphs above set forth the historical daily performance of each Reference Asset from January 1, 2017 through July 25, 2022. The graph is based upon actual daily historical closing levels of each Reference Asset.
We obtained the information regarding the historical performance of the Reference Assets used in calculating the graphs above from Bloomberg® Professional service (“Bloomberg”). We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Reference Assets should not be taken as an indication of their future performance, and no assurance can be given as to the Closing Level of any Reference Asset on any day. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment and cannot give any assurance as to which Reference Asset will be the Lowest Performing Reference Asset as of any Call Date.
We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov.  Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

TD SECURITIES (USA) LLC	4	WELLS FARGO SECURITIES, LLC

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying preliminary pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product supplement and the “Risk Factors” section in the prospectus.  Please review those risk disclosures carefully.
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Principal at Risk. The Securities do not guarantee the return of the Principal Amount. If the Securities are not automatically called and the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level, you will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level and may lose all of the Principal Amount. For example, if the Lowest Performing Reference Asset declines by 40.1% from its Initial Level to its Final Level, you will not receive any benefit of the contingent downside feature and you will lose 40.1% of the Principal Amount per Security.

•	The Contingent Downside Feature Applies Only at Maturity.
•	You Will Receive No Positive Return on the Securities If the Securities Are Not Automatically Called.
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Your Potential Positive Return on the Securities Will Be Limited to the Applicable Call Premium Paid on the Securities, If Any, Regardless of Any Increase in the Level of any Reference Asset And May Be Less Than the Return on a Hypothetical Direct Investment in the Reference Assets.

•	The Securities Do Not Pay Interest and Your Return on the Securities May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Securities May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
•	Investors Are Exposed to the Market Risk of Each Reference Asset on Each Call Date (Including the Final Valuation Date).
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Because the Securities are Linked to the Lowest Performing Reference Asset, You Are Exposed to a Greater Risk of no Call Premium and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Securities Were Linked to a Single Reference Asset or Fewer Reference Assets.

•	The Amount Payable on the Securities is Not Linked to the Level of the Lowest Performing Reference Asset at Any Time Other Than on the Call Dates (Including the Final Valuation Date).
•	The Call Premiums Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	There Are Market Risks Associated with each Reference Asset.
•	The Securities are Subject to Risks Associated with Non-U.S. Companies.
•	The Securities are Subject to Risks Associated with Small-Capitalization Stocks.
•	The Reference Assets Reflect Price Return, Not Total Return, and You Will Not Have Any Rights to the Reference Asset Constituents.
•	We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
•	Past Performance of the Reference Assets Performance is Not Indicative of Future Performance of the Reference Assets.
•	The Estimated Value of Your Securities Is Expected to Be Less Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Securities Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
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The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Securities and May Be Less Than the Estimated Value of Your Securities.

•	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of any Reference Assets Change, the Market Value of Your Securities May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	Each Call Date (including the Final Valuation Date) and the Related Call Payment Date (including the Maturity Date) is Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Securities.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

TD SECURITIES (USA) LLC	5	WELLS FARGO SECURITIES, LLC